Exhibit 10.1

NOMINATION, STANDSTILL AND SUPPORT AGREEMENT

This Nomination, Standstill and Support Agreement, dated as of July 9, 2014 (this “Agreement”), is by and among the persons and entities listed on Schedule A hereto (collectively, the “Standard General Group” and each, individually, a “member” of the Standard General Group), and American Apparel, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Standard General Group beneficially owns 74,560,813 shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”) (excluding 1,178,097 shares of Common Stock held by Standard General Master Fund L.P. for its own account and 361,903 shares of Common Stock held by P STANDARD GENERAL LTD. for its own account), representing approximately 42.98% of the Common Stock issued and outstanding as of May 1, 2014; and

WHEREAS, the Company and the Standard General Group have determined that it is in their respective best interests to come to an agreement with respect to certain matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Board Matters.

(a)           The Directors identified on Schedule B (the “Directors”) as resigning directors (the “Resigning Directors”) shall resign from the Board of Directors of the Company (the “Director Resignations”) with effect on the tenth day following the date of the Company’s filing of an Information Statement on Schedule 14f-1 (the “Schedule 14f-1”) with the United States Securities and Exchange Commission (the “SEC”) relating to such Director Resignations and the Director Appointments (as defined herein) pursuant to Rule 14f-1 promulgated under the Securities Exchange Act of 1934 (as amended) (the “Exchange Act”).

(b)           Immediately following the Director Resignations, the Directors then still in office shall appoint the following individuals to fill the vacancies resulting from the Director Resignations:  one individual designated by Standard General L.P. (“Standard General”) to the Company to serve as a Class A director of the Company (the “Class A Designee”), two other individuals designated by Standard General to the Company to serve as Class B directors of the Company (the “Class B Designees” and, together with the Class A Designee, the “Standard General Designees”) and two other individuals mutually agreed between Standard General and the Company to serve as Class C directors of the Company (the “Joint Designees” and together with the Standard General Designees, the “New Board Designees”) each to serve until their successors are duly elected and qualified (the “Director Appointments”).  David Danziger and Allan Mayer shall each continue to serve as a Co-Chairman of the Board.

(c)           Charney will not serve as a Board member or be nominated by the Company or Standard General as a Board member.

(d)           As promptly as practicable following the date of this Agreement, and in any event within five business days after the date hereof, the Company shall file with the SEC and transmit to applicable holders of securities of the Company the Schedule 14f-1. The Standard General Group shall promptly provide the Company, and in any event within three business days after the date hereof, any information reasonably necessary concerning the Standard General Designees in connection therewith and requested by the Company within one business day after the date hereof, including the Nomination Documents (as hereinafter defined).

(e)           Each New Board Designee, other than the Class A Designee, (i) constitutes an independent director of the Board under the rules of the NYSE MKT LLC (an “Independent Director”), (ii) is not affiliated with or have any material relationship with the Standard General Group and (iii) is not affiliated with or have any material relationship with Dov Charney (“Charney”).  The Board shall make a determination as to the Class A Designee’s independence under applicable NYSE MKT LLC independence rules after the Director Resignations and the Director Appointments have occurred, and, if he or she is determined to so qualify, he or she shall be an Independent Director for all purposes hereunder.

(f)            For so long as no member of the Standard General Group (other than Charney) has breached Section 3 of this Agreement, and subject to compliance by the members of the Board with their fiduciary duties, the Company shall use its reasonable best efforts to cause the election, at the 2015 Annual Meeting of Stockholders of the Company (the “2015 Annual Meeting”) of each such New Board Designee as a director of the Company (including by including each such New Board Designee in the Company’s proxy statement for such Annual Meeting, recommending that the Company’s stockholders vote in favor of the election of each such New Board Designee and otherwise supporting each such New Board Designee for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees).

(g)           Each committee of the Board existing as of the date of this Agreement or created after the date hereof (a “Board Committee”) shall consist of Independent Directors, provided that (i) the Class A Designee shall be permitted to serve on any such committee, subject to NYSE MKT LLC independence rules and other independence rules under applicable law and regulation and (ii) the Suitability Committee (as defined herein) shall have the composition set forth herein.  So long as any Standard General Designee serves on the Board, at least one Standard General Designee shall be offered the opportunity to be a member of each Board Committee, provided that such Standard General Designee meets independence requirements under applicable regulatory standards, and, upon the acceptance of any Standard General Designee of any offer to become a member of any Board Committee, the Board shall effect such change in the composition of such Board Committee immediately (and no less than two business days following such acceptance); provided further that the majority of the members of each Board Committee shall be comprised of Independent Directors other than Standard General Designees and at least 1/3 of the members of each such Board Committee shall be Standard General Designees unless Standard General otherwise agrees.

(h)           For so long as a Standard General Designee is a member of the Board, except as otherwise provided in Section 5(a), the Board shall not create an executive committee, and shall cause the dissolution of any currently existing executive committee, including the Executive Succession Committee.  For purposes of this Section 1(g), the term “executive committee” shall include any committee of the Board that is empowered, instructed to, tasked with or otherwise takes any action or proposes to take any action regarding any matter that relates to the Company’s strategic direction, extraordinary transactions or any other matters that are of a material nature to the Company; provided that nothing in this Section 1(g) shall prohibit the Company or the Board from creating a committee that does not include any Standard General Designees to consider specific matters that involve conflicts of interests between the Company and any member of the Standard General Group (other than Charney) if it would be prudent as a matter of law to exclude the Standard General Designees from membership on such committee.

(i)            As promptly as practicable after the date hereof, and in any event within three business days after the date hereof, the Standard General Group and the Board shall provide to the Company an executed consent from each New Board Designee and a completed D&O Questionnaire in the form previously provided to the Standard General Group (collectively, the “Nomination Documents”).  After the date hereof, each New Board Designee shall promptly provide to the Company, as requested by the Company from time to time, such information as the Company is entitled to reasonably receive from other members of the Board, including as is required to be disclosed in the Schedule 14f-1 and proxy statements under applicable law.

(j)            At all times while serving as a member of the Board, the New Board Designees shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s code of business conduct and ethics, securities trading policies, Regulation FD-related policies, director confidentiality policies and corporate governance guidelines, in each case that have been identified to the New Board Designees, and preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board Committees (all subject to Section 4 of this Agreement); provided, however, that the Company acknowledges that Standard General and its Affiliates (except for Charney, the “Standard General Affiliates”) manage a large pool of capital in its normal course of business and invest in many public and private securities, and the Company agrees that the service of the Standard General Designees on the Board shall not prevent Standard General and its Affiliates from investing in any companies or businesses in the ordinary course of business of Standard General or such Affiliates so long as such investment was not made on the basis of confidential information received by a Standard General Designee in his or her capacity as a member of the Board or any Committee.  For purposes of this Agreement, the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

(k)           So long as any Standard General Designee is a member of the Board, and subject to Section 2(d), the Company shall not take any action, or support or encourage any action, to amend the Bylaws of the Company (the “Company Bylaws”) to increase the size of the Board or change the number of votes any member of the Board has with respect to any matter; provided, however that the Board may amend the Company Bylaws to increase the size of the Board of Directors in connection with any capital raising activity after the Director Appointments have occurred with the consent of Standard General (which consent shall not be unreasonably withheld, conditioned or delayed).

(l)            So long as any Standard General Designee is a member of the Board, (i) no single individual shall serve as both Chairman of the Board and Chief Executive Officer (“CEO”) of the Company and (ii) the Chairman of the Board shall be an Independent Director.

(m)          The Company and the Standard General Group shall use their reasonable best efforts to procure from Lion Capital (Guernsey) II Limited (“Lion”) a waiver of Lion’s right to designate persons for nomination for election to the Board pursuant to the Investment Agreement, dated as of March 13, 2009, between the Company and Lion (as amended).

(n)           The Standard General Designees shall be appointed to the Board as provided herein unless the representations of Standard General set forth in Section 10(c)(ii) (viewing the independence rules of NYSE MKT LLC from the perspective of a board of directors acting reasonably) are inaccurate with respect to any such Standard General Designee.  In such event, Standard General shall nominate a new Standard General Designee with respect to whom such representations are accurate to fill such vacancy and such Standard General Designee shall be appointed to the Board as provided herein.  Each of the Joint Designees shall be evaluated by the Nominating and Corporate Governance Committee.   In the event that the Nominating and Corporate Governance Committee determines that it is unable to support any Joint Designee for appointment as a member of the Board, the parties hereto shall agree in good faith on a replacement for such Joint Designee.  The parties shall use all efforts to ensure that in no event shall the foregoing delay or prevent the appointment of the New Board Designees as contemplated hereby.

2.             Certain Other Matters.

(a)           Standard General commits to timely provide, or to cause one or more of its Affiliates (other than Charney) or third parties approved by the Company to provide, additional capital or other financial support to the Company in an aggregate amount up to $25 million, (i) to the extent necessary to permit the Company to repay amounts due under the Credit Agreement, dated as of May 22, 2013, by and among the Company, the facility guarantors party thereto, and Lion/Hollywood L.L.C. (as amended) and amounts related thereto (or, if any such amounts previously have been repaid by the Company, replenishment of such amounts used to pay such amounts), and (ii) for any other purposes as the Board, following the Director Appointments, may determine are appropriate.  Any such capital or financial support shall be provided on market terms reasonably agreed by Standard General and the Company unless Standard General accepts other terms. Standard General and the Company shall work together reasonably and in good faith to structure the terms and conditions of the provision of such additional capital or other financial support as soon as practicable, and in such a manner as to comply with applicable NYSE MKT LLC rules and applicable legal requirements.

(b)           Charney hereby irrevocably withdraws his letter dated June 27, 2014 providing notice to the Company of his call of a special meeting of stockholders on September 25, 2014 (the “Special Meeting Request”).

(c)           Prior to the execution of this Agreement and the execution of the Cooperation Agreement (as defined herein), the Board has amended the Rights Agreement, dated as of June 27, 2014, between the Company and Continental Stock Transfer & Trust Company (the “Rights Agreement”) to fix the Final Expiration Date (as defined in the Rights Agreement) to 5:00 p.m. Eastern Time on July 24, 2014 and to clarify that no Person shall become an “Acquiring Person” under the Rights Agreement as a result of (i) the negotiation of and entry into this Agreement, (ii) the performance of such Person’s obligations or the exercise of such Person’s rights under this Agreement or (iii) the performance of obligations or the exercise of rights under the Letter Agreement, including but not limited to entry into the Cooperation Agreement and the other agreements and arrangements described in the Letter Agreement (including, without limitation, the SG Loan Documents and related pledge of Additional Shares and Original Shares, and the Warrant Agreements and Warrants, in each case as such capitalized terms are defined in the Letter Agreement), and the performance of obligations or the exercise of rights thereunder.  The Company shall not assert that any communications, agreements or any other actions taken by or among the members of the Standard General Group in connection with the negotiation of this Agreement or otherwise have caused or would cause the Standard General Group or any member thereof to become an “Acquiring

Person” under the Rights Agreement, and the Company shall oppose any such claim asserted by any stockholder of the Company.

(d)           Promptly following the execution of this Agreement, the Board shall amend and restate the Company Bylaws to the form adopted on October 1, 2010, except that the size of the Board shall be fixed at nine directors.

(e)           Between the date hereof and the Director Appointments, except with the prior written consent of Standard General (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its subsidiaries to, conduct its business in the ordinary course in all material respects, consistent with past practice.

(f)            The Company shall honor and comply with all severance arrangements between the Company and any of its employees or directors entered into or modified between May 1, 2014 and the date hereof that have been disclosed to Standard General in writing prior to the date hereof (including such arrangements pending final documentation, the material terms of which have been disclosed in writing to Standard General).  The Company represents that all such arrangements have been disclosed to Standard General in writing prior to the date hereof, and agrees that no further such arrangements will be entered into or modified prior to the occurrence of the Director Resignations and the Director Appointments.

(g)           The Company shall abide by its obligations under its Amended and Restated Certificate of Incorporation, the Company Bylaws and other indemnification agreements in effect on the date hereof (it being understood that no such agreements have been entered into within the last three months other than in the ordinary course of business consistent with past practice and not in connection with the matters contemplated hereby) to indemnify its existing Independent Directors and officers and all New Board Designees for any damages arising out of actions to remove Charney as CEO and all related matters, including negotiation and execution of this Agreement and the transactions and covenants contemplated thereby.

(h)           Concurrently with the execution of this Agreement, Charney and Standard General shall enter into a cooperation agreement (the “Cooperation Agreement”) in the form previously provided to the Company.  The Cooperation Agreement shall not be amended in any manner, terminated or superseded, directly or indirectly, to circumvent any of the agreements contemplated by this Agreement.

3.             Standstill.  Until completion of the 2015 Annual Meeting, no member of the Standard General Group or any of its Affiliates (as to the Standard General parties, Affiliates that are directly or indirectly controlled by Soohyung Kim or his successor as Chief Executive Officer of Standard General (the “Controlled Affiliates”)), directly or indirectly, shall:

(a)           (i) solicit proxies or written consents of holders of Common Stock or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or assist any other person in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) with respect to any shares of Common Stock (other than such encouragement, advice or influence as is consistent with the Board’s recommendation in connection with such matter) (for the avoidance of doubt, excluding such activities among members of the Standard General Group and their Controlled Affiliates); or (ii) encourage any other person to solicit or withhold any proxy, consent or other authority with respect to any shares of Common Stock or otherwise advise, encourage or influence any other person with respect to voting any shares of Common Stock (other than such encouragement, advice or influence as is consistent with the Board’s recommendation in connection with such matter);

(b)           form or join in a partnership, limited partnership, syndicate or other group, including a “group” as defined under Section 13(d) of the Exchange Act, with respect to the Common Stock (for the avoidance of doubt, excluding any group composed solely of members of the Standard General Group and their Controlled Affiliates) or otherwise support or participate in any effort by any third party with respect to the matters set forth in clause (a) above;

(c)           present at any Special Meeting of Stockholders or through action by written consent any proposal for consideration for action by stockholders or seek the removal of any member of the Board or propose any nominee for election to the Board or seek representation on the Board (excluding the actions of any Standard General Designee taken in his or her capacity as a member of the Board);

(d)           grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any Special Meeting of Stockholders) or deposit any shares of Common Stock in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any Special Meeting (except as provided in Section 4 below or as among members of the Standard General Group and their Controlled Affiliates) or action by written consent (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(e)           without the prior approval of a majority of the members of the Board who are not Standard General Designees, separately or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source, publicly propose or participate in, effect or seek to effect, any extraordinary corporate transaction, tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization, change in the Company’s dividend policy, change in the Company’s Amended and Restated Certificate of Incorporation or the Company Bylaws (other than as contemplated by this Agreement), business combination involving the

Company or a material amount of the assets or businesses of the Company or any action which would result in a class of securities of the Company being delisted from a national securities exchange or to ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act or encourage any other person in any such activity (excluding the actions of any Standard General Designee taken in his or her capacity as a member of the Board).  Notwithstanding the foregoing, the Company agrees that the Standard General Group shall not be deemed to be in breach of this Agreement in the event that a Standard General Designee receives an unsolicited inquiry regarding a potential transaction proposed by a third party, does not engage in any negotiations or substantive discussions without the prior approval of the Board (including by a majority of the members who are not Standard General Designees) and promptly apprises the Company’s lead independent director of the foregoing if required by his or her fiduciary duties to the Company;

(f)            purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership of any shares of Common Stock (other than in connection with a stock split, dividend or similar transaction); provided, however, that any Common Stock (i) received by Standard General Designees as equity grants in connection with their service as directors or officers of the Company or (ii) acquired by Charney in connection with his anti-dilution agreement (in the form in effect as of the date hereof and without amendments thereto) shall not be deemed to be beneficially owned by the Standard General Group under this clause (f); provided further, that the consummation of the agreements and arrangements contemplated by the June 25, 2014 Letter Agreement among certain members of the Standard General Group (in the form filed by Charney on June 27, 2014 with the SEC and without amendments thereto, the “Letter Agreement”) shall not be deemed to violate this clause (f);

(g)           disclose any intention, plan or arrangement inconsistent with the foregoing;

(h)           instigate, encourage, join, act in concert with or assist any third party to do any of the foregoing;

(i)            take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in this Section 3; or

(j)            request that the Company or the Board or any of their respective representatives amend or waive any provision of this Section 3 (including this sentence) or for the Board to specifically invite any member of the Standard General Group to take any of the actions prohibited by this Section 3.

The foregoing provisions of this Section 3 shall not be deemed to prohibit the transfer of shares of Common Stock beneficially owned by any member of the Standard General Group to any of its Affiliates, provided that such Affiliate agrees to be bound by the terms and conditions of this Agreement as a member of the Standard General Group.

4.             Voting.  Until completion of the 2015 Annual Meeting, (i) each member of the Standard General Group and its Affiliates (in respect of Charney) and its Controlled Affiliates (in respect of Standard General) shall cause all Common Stock beneficially owned by them as of the record date for any Annual or Special Meeting of Stockholders (the “Applicable Record Date Holding”) to be present at such meeting for quorum purposes, and (ii) to the extent that the Applicable Record Date Holding exceeds 33 and one-third percent of the outstanding Common Stock at any Annual or Special Meeting of Stockholders or any adjournments or postponements thereof, the Standard General Group shall cause any excess stock over 33 and one-third percent of the outstanding Common Stock to be voted for any proposals or other business that comes before any such meeting in proportion to the votes for such proposals or other business cast by the other stockholders of the Company voting at such meeting; provided, that nothing contained herein shall prevent Charney from performing his obligations under the Investment Voting Agreement, dated March 13, 2009, between Charney and Lion Capital (Guernsey) II Limited (in the form in effect as of the date hereof and without amendments thereto).

5.             Investigation of Chief Executive Officer.

(a)           No later than one business day following the Director Resignations, the Company shall form a committee of the Board (the “Suitability Committee”) consisting of David Danziger, one Standard General Designee and one Joint Designee.  All decisions of the Suitability Committee shall be made by majority vote of the members of the Suitability Committee.  The Suitability Committee shall oversee the investigation (the “Investigation”) of alleged misconduct by Charney.  In connection with the Investigation, and subject to the timeframe for the Investigation set forth in Section 5(b), FTI Consulting, Inc. (“FTI”) shall be permitted to complete its investigation pursuant to FTI’s existing engagement with the Company, including having full and unrestricted access to relevant employees, servers and Company-owned equipment. Charney agrees to be interviewed as part of the Investigation, and Charney may make a statement to the applicable representatives of FTI in connection with such interview.

(b)           The Investigation shall continue until the Suitability Committee determines, consistent with its fiduciary duties, that the Investigation is complete, provided that the Suitability Committee shall use its reasonable best efforts to conclude the Investigation as promptly as practicable but no later than 30 days after the date hereof (the “Completion Date”) (subject to any extensions that the Suitability Committee, by majority vote, determines in good faith are reasonably required to satisfy its members’ fiduciary duties or to comply with formal and informal requests from auditors, regulators and other governmental authorities).  Based on the findings of the Investigation, the Suitability Committee shall determine, by majority vote and in good faith and consistent with its members’ fiduciary duties, whether it is appropriate under the circumstances for Charney to be reinstated as CEO of the Company or serve as an officer or employee of the Company or any of its subsidiaries (the “Clearance Determination”).  The Clearance Determination shall be made (based solely on the information available to the Suitability Committee at the time of such determination) no later than the earlier of (i) 10 days after the conclusion of the Investigation under this Section 5(b), and (ii) the Completion Date if (x) the Investigation is not concluded by the Completion Date and (y) Charney so elects in writing not later than 15 days prior to the Completion Date.

(c)           Not less than one week prior to the Suitability Committee making its final determination pursuant to Section 5(b), the Suitability Committee shall provide Charney and his legal advisors the opportunity to meet with the Suitability Committee (such meeting, the “Preliminary Meeting”).  At the Preliminary Meeting, Charney and his legal advisors shall be presented a summary of the evidence and preliminary findings of the Investigation.  Charney and his legal advisors shall be given a reasonable opportunity to ask questions and respond to such evidence and preliminary findings at such Preliminary Meeting.  A final meeting between the Suitability Committee and Charney and his legal advisors shall be held prior to the Suitability Committee making its final determination under Section 5(b) (such meeting, the “Final Meeting”).  At the Final Meeting, Charney and his legal advisors shall be given another opportunity to ask questions and respond to the evidence and preliminary findings presented at the Final Meeting or the Preliminary Meeting.  Nothing shall prevent the Suitability Committee from holding additional meetings, in addition to the Preliminary Meeting and the Final Meeting, with Charney and his legal advisors relating to the Investigation and/or the Suitability Committee’s Clearance Determination.  Charney shall not, in any way, interfere with or attempt to influence the outcome of the Investigation.  Unless specific authorization has been granted by the Suitability Committee, Charney shall not directly or indirectly access the Company’s computer systems; provided, however, that upon request, Charney shall be provided with a copy of his Company email mailbox.

(d)           Charney shall not serve as CEO of the Company or serve as an officer or employee of the Company or any of its subsidiaries unless and until the Investigation is completed and the Suitability Committee makes a Clearance Determination in favor of such service.  From the date hereof through the date of the Clearance Determination, Charney shall serve as a consultant to the Company with no supervisory authority over any employees of the Company.  The terms of such consulting relationship shall be negotiated by the Board as soon as practicable following the Director Appointments.  Pursuant to such consulting relationship, from the date hereof through the date of the Clearance Determination, Charney shall receive compensation equal to the base salary payable under his existing employment agreement with the Company (without duplication of any payments received in connection with his employment agreement).

(e)                                  Charney agrees, without prejudice to any claim for damages relating to allegations of wrongful dismissal, to stay the pending arbitration proceeding relating thereto (the “Arbitration”) until the Suitability Committee makes its Clearance Determination under Section 5(b).  If the Suitability Committee makes a Clearance Determination that permits Charney to be reinstated as CEO, and Charney is reinstated as CEO, Charney agrees to promptly dismiss with prejudice all claims asserted or that could have been asserted by Charney in the Arbitration (and, for the avoidance of doubt, not to bring future claims relating thereto in arbitration or litigation).

6.                                      Public Announcements; Non Disparagement.

(a)                                 Promptly following the execution of this Agreement, the Company and the Standard General Group shall announce this Agreement and the material terms hereof by means of a jointly issued press release in the form attached hereto as Exhibit B (the “Press Release”).  Neither the Company (and the Company shall cause each of its Affiliates, and its and their directors and officers not to) nor the Standard General Group or any Controlled Affiliate of Standard General or Affiliate of Charney shall (and each shall cause their respective directors and officers not to) make or cause to be made any public announcement or public statement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of Standard General, the Company and Charney.  The Company acknowledges that members of the Standard General Group intend to file this Agreement and the Press Release as an exhibit to its Schedule 13D pursuant to an amendment that the Company will have an opportunity to review in advance.

(b)                                 The members of the Standard General Group, their respective officers, directors, representatives and Affiliates (with respect to the Standard General parties, their Controlled Affiliates) shall refrain from making or causing to be made to any third party, including but not limited to by press release or similar public statement to the press or media or to any analyst, any statement or announcement, whether orally or in writing, that disparages or otherwise negatively reflects upon the Company, its employees, officers or directors or any person who has served as an employee, officer or director of the Company in the past, or who serves on or following the date of this Agreement as an employee, officer or director of the Company.  The Company and its directors, officers and employees (including the Resigning Directors) shall refrain from making or causing to be made to any third party, including but not limited to by press release or similar public statement to the press or media or to any analyst, any statement or announcement, whether orally or in writing, that disparages or otherwise negatively reflects upon Standard General, the Standard General Affiliates or (subject to the final results of the Investigation as determined by the Suitability Committee) Charney, except disclosures relating to Charney to the extent the Company in good faith determines such disclosure is required as a result of applicable law, regulation, order by a governmental authority or

SEC or stock exchange rules, or is required or advisable in connection with any arbitration or other legal proceeding. The non-disparagement agreements set forth in this Section 6(b) shall not apply to any statement, position, argument, briefing or communication of any nature that takes place in or relates to the Arbitration or any legal proceeding.

7.                                      Company Philosophy.  In the Press Release, Standard General shall publicly affirm its commitment to the Company’s sweatshop-free, “Made in the USA” manufacturing philosophy, maintaining the Company’s manufacturing headquarters in Los Angeles, California, and the Company’s tradition of passion, creativity, contrarian thinking, social responsibility, ethical business practices and fair treatment of employees.

8.                                      Confidentiality Agreement.  The Company hereby agrees that: (i) the Standard General Designees are permitted to and may provide confidential information to certain specified persons subject to and solely in accordance with the terms of the confidentiality agreement in the form attached hereto as Exhibit B (the “Confidentiality Agreement”) (which the Standard General Group shall execute and deliver to the Company simultaneously with the Standard General Group’s execution and delivery of this Agreement) and (ii) the Company shall execute and deliver the Confidentiality Agreement to the Standard General Group substantially contemporaneously with execution and delivery thereof by the other signatories thereto.

9.                                      Mutual Release; Reservation of Rights; No Admission.

(a)                                 The Company, on the one hand, and the Standard General Group, on the other hand, on behalf of themselves and for all of their past and present affiliated, associated, related, parent and subsidiary entities, joint ventures and partnerships, successors, assigns, and the respective owners, officers, directors, partners, members, managers, principals, parents, subsidiaries, predecessor entities, agents, representatives, employees, shareholders, advisors, consultants, attorneys, heirs, executors, administrators, successors and assigns of any said person or entity, security holders of any said person or entity, and any other person claiming (now or in the future) through or on behalf of any of said persons or entities (collectively “Released Persons”), irrevocably and unconditionally release, settle, acquit and forever discharge the other and all of their Released Persons, from any and all causes of action, claims, actions, rights, judgments, obligations, damages, amounts, demands, losses, controversies, contentions, complaints, promises, accountings, bonds, bills, debts, dues, sums of money, expenses, specialties and fees and costs (whether direct, indirect or consequential, incidental or otherwise, including attorney’s fees or court costs, of whatever nature) incurred in connection therewith of any kind whatsoever, whether known or unknown, suspected or unsuspected, in their own right, representatively, derivatively or in any other capacity, in law or in equity or liabilities of whatever kind or character, arising under federal, state, foreign, or common law or the laws of any other relevant jurisdiction (the “Claims”), to the extent such Claims have arisen, could have arisen, arise now, or hereafter may arise out of the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing, or cause whatsoever, or any series thereof, embraced, involved, arising out of or set forth in the formation of the Standard General Group, its acquisition prior to the date hereof of beneficial ownership of Common Stock, the public disclosure by its members with respect thereto, any existing arrangements or agreements between Charney and any Standard General Affiliates and those contemplated by the Letter Agreement, the Special Meeting Request, actions taken by the Suitability Committee (as to the Company and the Suitability Committee), the negotiation of this Agreement and, if the Suitability Committee makes a Clearance Determination that is favorable to Charney, actions taken to remove Charney from his position as CEO (collectively, the “Released Claims”); provided, however, the Released Claims shall not include claims to enforce the terms of this Agreement. It is further understood and agreed that each of the parties expressly waives all rights as to the Released Claims under Section 1542 of the California Civil Code. Said Section reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(b)                                 The parties acknowledge and agree that they may be unaware of or may discover facts in addition to or different from those which they now know, anticipate or believe to be true related to or concerning the Released Claims.  The parties know that such presently unknown or unappreciated facts could materially affect the claims or defenses of a party or parties. It is nonetheless the intent of the parties to give a full, complete and final release and discharge of the Released Claims. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete releases with regard to the Released Claims notwithstanding the discovery or existence of any such additional or different claim or fact. To that end, with respect to the Released Claims only, the parties expressly waive and relinquish any and all provisions, rights and benefits conferred by any law of the United States or of any state or territory of the United States or of any other relevant jurisdiction, or principle of common law, under which a general release does not extend to claims which the parties do not know or suspect to exist in their favor at the time of executing the release, which if known by the parties might have affected the Parties’ settlement. The parties acknowledge and agree that the inclusion of this Section 9(b) was separately bargained for and is a material term of this Agreement.

(c)                                  The parties hereto reserve all rights not specifically limited by this Agreement.  Nothing in this Agreement shall be construed as an admission of liability or fault by any party hereto, which liability and fault, with respect to each party hereto, are expressly denied by such party.

(d)                                 In connection with any arbitration or litigation proceeding brought by Charney against any of the Released Persons relating to allegations of wrongful dismissal or related matters, the prevailing party, as determined by the final judgment of an arbitrator or a court of competent jurisdiction (as applicable), shall be entitled to reimbursement for all reasonable legal fees and costs incurred in connection therewith.

10.                               Representations and Warranties.

(a)                                 Each party represents and warrants to each other party that: (i) such party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (iii) this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

(b)                                 The Company represents and warrants to the Standard General Group that the Rights Agreement has been amended so that the negotiation of and entry into this Agreement and the performance by the Standard General Group of its obligations hereunder and under the Letter Agreement would not cause the Standard General Group or any member thereof to become an “Acquiring Person” under the Rights Agreement.

(c)                                  Each member of the Standard General Group represents and warrants to the Company (i) that, as of the date of this Agreement, the Standard General Group beneficially owns 74,560,813 shares of Common Stock and that no Controlled Affiliate of any member of the Standard General group beneficially owns any shares of common Stock other than as a member of the Standard General Group (excluding 1,178,097 shares of Common Stock held by Standard General Master Fund L.P. for its own account and 361,903 shares of Common Stock held by P STANDARD GENERAL LTD. for its own account), (ii) that each New Board Designee, other than the Class A Designee is “independent” under the rules of the NYSE MKT LLC and is not affiliated with and does not have any material relationship with the Standard General Group and is not affiliated with and does not have any relationship with Dov Charney and  (iii) that it has no agreements, arrangements or understandings (written or oral) with respect to any shares of Common Stock (including voting arrangements) other than this Agreement, the Letter Agreement the other agreements referenced herein.

11.                               Miscellaneous.  The parties acknowledge and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware.  Furthermore, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, (d) irrevocably waives the right to trial by jury and (e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 14 (if applicable), the address of such party’s principal place of business (if the address of such party is not set forth in Section 14) or such party’s address as determined pursuant to applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.  For avoidance of doubt, the provisions of subsections (a) through (e) of this Section 11 do not apply to any arbitration or litigation between or among any of the Released Persons relating to Charney’s employment by the Company and his dismissal from such employment.

12.                               No Waiver.  Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13.                               Entire Agreement.  This Agreement, the Confidentiality Agreement, the Letter Agreement and the Cooperation Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

14.                               Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

If to the Company:

American Apparel, Inc.
747 Warehouse Street
Los Angeles, CA 90021
Attention:	General Counsel
Email:	tobiaskeller@AmericanApparel.net

With a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Attention:	Jeffrey H. Cohen
David C. Eisman
Email:	jeffrey.cohen@skadden.com
david.eisman@skadden.com

If to the Standard General Group:

c/o Standard General L.P.
767 Fifth Avenue, 12th Floor
New York, New York 10153
Attention:	Gail Steiner
Email:	gsteiner@standgen.com

With copies to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:	Jonathan E. Levitsky
Email:	jelevitsky@debevoise.com

and

Glaser, Weil, Fink, Howard, Avchen & Shapiro LLP
10250 Constellation Blvd., 19th Floor
Los Angeles, California 90067
Attention:	Jeffrey C. Soza
Email:	jsoza@glaserweil.com

15.                               Counterparts.  This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

16.                               Successors and Assigns.  This Agreement shall not be assignable by any of the parties hereto.  This Agreement, however, shall be binding on successors of the parties hereto.

17.                               Third Party Beneficiaries.  The Directors identified on Schedule B shall be, and are hereby, named as an express third-party beneficiaries of Sections 2(f), 6(b) and 9 of this Agreement, with full rights as such.  Except as otherwise provided by the preceding sentence, this Agreement is not enforceable by any persons other than the parties hereto.

18.                               Interpretation and Construction.  Each party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each party hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The term “including” shall be deemed to mean “including without limitation” in all instances.

19.                               Liability Several and Not Joint.  Notwithstanding anything contained herein to the contrary, the obligations of the members of the Standard General Group hereunder are several and not joint or collective.

20.                               Amendments.  This Agreement may only be amended pursuant to a written agreement executed by Standard General, Charney and the Company and approved by a majority of the members of the Board who are not Standard General Designees.

[Signature Pages Follow]

IN WITNESS WHEREOF, each party has executed this Agreement as of the date first above written.

AMERICAN APPAREL, INC.

By:	/s/ John Luttrell
Name:	John Luttrell
Title:	Interim Chief Executive Officer, Executive Vice President and Chief Financial Officer

STANDARD GENERAL L.P.

By:	/s/ David Glazek
Name:	David Glazek
Title:	Partner

STANDARD GENERAL MASTER FUND L.P.

By:	/s/ David Glazek
Name:	David Glazek
Title:	Partner of its investment manager

P STANDARD GENERAL LTD.

By:	/s/ David Glazek
Name:	David Glazek
Title:	Partner of its investment manager

DOV CHARNEY

/s/ Dov Charney

SCHEDULE A

Standard General L.P.

Standard General Master Fund L.P.

P STANDARD GENERAL LTD.

Dov Charney

SCHEDULE B

Dov Charney *

Alberto Chehebar *

David Danziger

Robert Greene *

Marvin Igelman *

Billy Mauer *

Allan Mayer

* Denotes Resigning Directors

EXHIBIT A

CONFIDENTIALITY AGREEMENT

AMERICAN APPAREL, INC.

July 9, 2014

To: Each of the persons or entities listed on Schedule A hereto (collectively, the “Standard General Group” or “you” and each, individually, a “member” of the Standard General Group)

Ladies and Gentlemen:

This letter agreement shall become effective upon the appointment of any Standard General Designee to the Board of Directors (the “Board”) of American Apparel, Inc. (the “Company”).  Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Nomination, Standstill and Support Agreement, dated as of July 9, 2014 (the “Nomination, Standstill and Support Agreement”), by and among the Company and the members of the Standard General Group.

The Company acknowledges and agrees that, subject to the terms of this letter agreement, each Standard General Designee may, if and to the extent he or she desires to do so, confidentially disclose information he or she obtains while serving as a member of the Board to you and the persons set forth on Schedule B hereto (collectively, the “Specified Standard General Personnel”), and may discuss such information with any and all such persons.  As a result, you may receive certain non-public information regarding the Company.  You acknowledge that this information is proprietary to the Company and may include trade secrets or other business information the disclosure of which could harm the Company.  In consideration of, and as a condition of, such information being furnished to you and, subject to the restrictions in paragraph 2, you agree to treat such information (regardless of the manner in which it is furnished, including in written or electronic format or orally, gathered by visual inspection or otherwise), together with the relevant portion of any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof to the extent containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, “Evaluation Material”), in accordance with the provisions of this letter agreement.

1.                                      The term “Evaluation Material” does not include information that (i) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or the Specified Standard General Personnel in violation of this letter agreement, (ii) was within your or any of the Specified Standard General Personnel’s possession on a non-confidential basis prior to its being furnished to you by any Standard General Designee, or by or on behalf of the Company or its agents, representatives, attorneys, advisors, directors, officers or employees (collectively, the “Company Representatives”), or (iii) is received from a source other than any Standard General Designee, the Company or any of the Company Representatives; provided, that in the case of clauses (ii) and (iii) above, the source of such information was not known by you to be bound by a contractual, legal or fiduciary obligation of confidentiality to any other person with respect to such information at the time the information was disclosed to you.

2.                                      You and the Specified Standard General Personnel shall, and you shall cause the Specified Standard General Personnel to, (a) keep the Evaluation Material strictly confidential and (b) not disclose any of the Evaluation Material in any manner without the prior written consent of the Company; provided, however, that you may privately disclose any of such information to the Specified Standard General Personnel (i) who need to know such information for the sole purpose of advising you with respect to your investment in the Company and (ii) who are informed by you of the confidential nature of such information; provided, further, that you will be responsible for any violation of this letter agreement by the Specified Standard General Personnel as if they were parties hereto.  It is understood and agreed that no Standard General Designee shall disclose to you or the Specified Standard General Personnel any Legal Advice (as defined below) that may be included in the Evaluation Material with respect to which such disclosure would constitute a waiver of the Company’s attorney-client privilege or attorney work product privilege; provided, however, that a Standard General Designee may provide such disclosure of Legal Advice if such Standard General Designee shall not have taken any action, or failed to take any action, that has the purpose or effect of waiving attorney-client privilege or attorney work product privilege with respect to any portion of such Legal Advice. “Legal Advice” as used herein shall be solely and exclusively limited to the advice provided by legal counsel and shall not include any factual information or the formulation or analysis of business strategy that is not protected by the attorney-client or attorney work product privilege.

3.                                      In the event that you or any of the Specified Standard General Personnel are required or requested by applicable interrogatory, subpoena or any similar process relating to any legal proceeding, investigation, hearing or otherwise to disclose any of the Evaluation Material, you will promptly notify (except where such notice would be legally prohibited) the Company in writing by electronic mail and certified mail so that the Company may seek a protective order or other appropriate remedy (and, if the Company seeks such an order, you will provide such cooperation as the Company shall reasonably request), at the Company’s sole cost and expense. Nothing herein shall be deemed to prevent you or the Specified Standard General Personnel, as the case may be, from honoring a subpoena, legal process or other legal requirement that requires or requests discovery, disclosure or production of the Evaluation Material if (a) you produce or disclose only that portion of the Evaluation Material which your outside legal counsel of

2

national standing advises you is legally required to be so produced or disclosed and you inform the recipient of such Evaluation Material of the confidential nature of such Evaluation Material; or (b) the Company consents in writing to having the Evaluation Material produced or disclosed pursuant to the subpoena, legal process or other legal requirement or request.  In no event shall you or any of the Specified Standard General Personnel oppose action by the Company, at its sole expense, to obtain a protective order or other relief to prevent the disclosure of the Evaluation Material or to obtain reliable assurance that confidential treatment will be afforded the Evaluation Material.  For the avoidance of doubt, it is understood that there shall be no “legal requirement” requiring you to disclose any Evaluation Material solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative or other voluntary transactions with respect to the Common Stock or otherwise proposing or making an offer to do any of the foregoing, or you would be unable to file any proxy materials in compliance with Section 14(a) of the Exchange Act or the rules promulgated thereunder. The foregoing obligations and requirements in this paragraph shall not be required or apply in connection with disclosures made to the extent required by law to, or requested by, a federal or state regulatory agency, self-regulatory organization or supervisory authority in the course of such authority’s routine examinations or supervisory inspections not related to the Company; provided that you agree to promptly notify the Company of any actual disclosures made so long as you are permitted to do so under applicable law.

4.                                      You acknowledge that (a) neither the Company nor any Company Representative makes any representation or warranty, express or implied, as to the accuracy or completeness of any Evaluation Material, and (b) neither the Company nor any Company Representative shall have any liability to you or to any of the Specified Standard General Personnel relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom, except in the case of fraud.

5.                                      All Evaluation Material shall remain the property of the Company. Neither you nor any of the Specified Standard General Personnel shall by virtue of any disclosure or use of any Evaluation Material acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company.  At any time after the date on which no Standard General Designee is a director of the Company, upon the written request of the Company for any reason, you will promptly return to the Company or destroy, at your election, all hard copies of the Evaluation Material and use commercially reasonable efforts to permanently erase or delete all electronic copies of the Evaluation Material in your or any of the Specified Standard General Personnel’s possession or control (and, upon the written request of the Company, shall promptly certify to the Company that such Evaluation Material has been destroyed, erased or deleted, as the case may be); provided, however, that you may retain such copies of Evaluation Material as may be required to be retained by you pursuant to applicable law, regulation or as part of your bona fide information technology system

3

back-ups or your internal compliance policies.  Notwithstanding the destruction, return or erasure or deletion of Evaluation Material, you and the Specified Standard General Personnel will continue to be bound by the obligations contained herein.

6.                                      You acknowledge, and will advise the Specified Standard General Personnel, that the Evaluation Material may constitute material non-public information under applicable federal and state securities laws, and that the United States securities laws prohibit any person who has received from an issuer any material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

7.                                      You hereby represent and warrant to the Company that (i) you have all requisite power and authority to execute and deliver this letter agreement and to perform your obligations hereunder, (ii) this letter agreement has been duly authorized, executed and delivered by you, and is a valid and binding obligation, enforceable against you in accordance with its terms, (iii) this letter agreement will not result in a violation of any terms or conditions of any agreements to which you are a party or by which you may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting you, and (iv) your entry into this letter agreement does not require approval by any owners or holders of any equity or other interest in you (except as has already been obtained).

8.                                      Any waiver by the Company of a breach of any provision of this letter agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this letter agreement. The failure of the Company to insist upon strict adherence to any term of this letter agreement on one or more occasions shall not be considered a waiver or deprive the Company of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

9.                                      You acknowledge and agree that the value of the Evaluation Material to the Company is unique and substantial, but may be impractical or difficult to assess in monetary terms. You further acknowledge and agree that in the event of an actual or threatened violation of this letter agreement, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, you acknowledge and agree that, in addition to any and all other remedies which may be available to the Company at law or equity, the Company shall be entitled to seek an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware.

10.                               Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of

4

Delaware in the event any dispute arises out of this letter agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this letter agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and (d) irrevocably waives the right to trial by jury, and (e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 12. THIS LETTER AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

11.                               This letter agreement and the Nomination, Standstill and Support Agreement contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior or contemporaneous agreements or understandings, whether written or oral.  This letter agreement may be amended only by an agreement in writing executed by the parties hereto.

12.                               All notices, consents, requests, instructions, approvals and other communications provided for herein shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

If to the Company:

American Apparel, Inc.
747 Warehouse Street
Los Angeles, CA 90021
Attention:	General Counsel
Email:	tobiaskeller@AmericanApparel.net

With a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Attention:	Jeffrey H. Cohen
David C. Eisman
Email:	jeffrey.cohen@skadden.com
david.eisman@skadden.com

5

If to the Standard General Group:

c/o Standard General L.P.
767 Fifth Avenue, 12th Floor
New York, New York 10153
Attention:	Gail Steiner
Email:	gsteiner@standgen.com

With copies to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:	Jonathan E. Levitsky
Email:	jelevitsky@debevoise.com

and

Glaser, Weil, Fink, Howard, Avchen & Shapiro LLP
10250 Constellation Blvd., 19th Floor
Los Angeles, California 90067
Attention:	Jeffrey C. Soza
Email:	jsoza@glaserweil.com

13.                               If at any time subsequent to the date hereof, any provision of this letter agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this letter agreement.

14.                               This letter agreement may be executed (including by facsimile or PDF) in two or more counterparts which together shall constitute a single agreement.

15.                               This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of the Company.  This letter agreement, however, shall be binding on successors of the parties hereto.

16.                               This letter agreement shall expire on the first anniversary of the date on which a Standard General Designee no longer serves as a director of the Company; except that you shall maintain in accordance with the confidentiality obligations set forth herein any Evaluation Material constituting trade secrets for such longer time (if any) as

6

such information constitutes a trade secret of the Company as defined under 18 U.S.C. § 1839(3).

17.                               Each party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this letter agreement, and that it has executed the same with the advice of said counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this letter agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this letter agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this letter agreement shall be decided without regards to events of drafting or preparation.  The term “including” shall in all instances be deemed to mean “including without limitation.”

18.                               Notwithstanding anything contained herein to the contrary, the obligations of the members of the Standard General Group hereunder are several and not joint or collective.

[Signature Pages Follow]

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Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

AMERICAN APPAREL, INC.

By:
Name:
Title:

[Signature Page to the Confidentiality Agreement between American Apparel, Inc. and the Standard General Group]

Accepted and agreed as of the date first written above:

STANDARD GENERAL L.P.

By:
Name:
Title:

STANDARD GENERAL MASTER FUND L.P.

By:
Name:
Title:

P STANDARD GENERAL LTD.

By:
Name:
Title:

DOV CHARNEY

[Signature Page to the Confidentiality Agreement between American Apparel, Inc. and the Standard General Group]

SCHEDULE A

Standard General L.P.

Standard General Master Fund L.P.

P STANDARD GENERAL LLC

Dov Charney, along with his attorneys, representatives and agents

SCHEDULE B

Any employee or principal of Standard General L.P. or its Affiliates that is involved in monitoring the American Apparel, Inc. investment, and any attorney or accountant of Standard General L.P. or its Affiliates that advises Standard General L.P. or its Affiliates in connection with the American Apparel, Inc. investment

EXHIBIT B

[PRESS RELEASE]

American Apparel ®

American Apparel Signs Support Agreement with Standard General

LOS ANGELES — July 9, 2014 — American Apparel, Inc. (NYSE MKT: APP) today announced it has reached a Nomination, Standstill and Support Agreement with Standard General L.P. and company founder Dov Charney, the beneficial owners of nearly 44% of the Company’s outstanding stock.  Under the agreement, Standard General will provide up to $25 million in immediate financial support to the Company, the Company’s board will be reconstituted, and an independent board committee will be formed to oversee the continuing investigation into alleged misconduct by Mr. Charney.

As part of the agreement, Standard General affirmed its support for American Apparel’s sweatshop-free, “Made in USA” manufacturing philosophy and commitment to maintain the Company’s manufacturing headquarters in Los Angeles.  Standard General and Mr. Charney also agreed to certain standstill and voting limitations through the Company’s 2015 annual meeting.

Other key points of the agreement include:

•                  A reconstitution of the Company’s board of directors in which five of the current seven members, including Mr. Charney, will voluntarily step down. The departing directors will be replaced by two new directors, chosen jointly by Standard General and the current board, and three new directors designated by Standard General.  All but one of the new directors are expected to be independent directors and unaffiliated with either Standard General or Mr. Charney.  The board will continue to be led by its current co-chairmen, David Danziger and Allan Mayer.  Mr. Charney will not serve as a board member or be nominated by the Company or Standard General as a board member.

•                  A continuation of the ongoing investigation into Mr. Charney’s alleged misconduct overseen by a newly appointed, independent board committee.  Mr. Charney will serve as strategic consultant until the end of the investigation.  Based on the findings of the investigation, the committee will determine if it is appropriate for Mr. Charney to serve as CEO or an officer or employee of American Apparel.

•                  Adoption of a standstill agreement through the Company’s 2015 annual meeting that, among other things, prohibits Standard General and Mr. Charney from acquiring any additional shares in American Apparel and limits their vote to no more than one third of the Company’s shares on any issue put to stockholders; their remaining shares would be voted proportionately to the vote of other stockholders.

“This truly marks the beginning of an important new chapter in the American Apparel story,” said Mr. Mayer. “With the support of Standard General, we are confident the Company will finally be able to realize its true potential.”

“The last few weeks have been difficult ones for the company, and we are especially indebted to our special committee members Robert Greene, Marv Igelman, and William Mauer, who have worked so tirelessly on the company’s behalf,” said Mr. Danziger. “Any success the company enjoys in the future will in large part be the result of their efforts.”

The Company is concurrently filing a Current Report on Form 8-K with the SEC attaching the Nomination, Standstill and Support Agreement in its entirety.

THE COMPANY URGES INVESTORS TO READ THE INFORMATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Stockholders will be able to obtain, free of charge, copies of the Information Statement and any other documents filed by the Company with the SEC at the SEC’s website at http://www.sec.gov and at the Company’s website at http://www. Americanapparel.net.

# # #

About American Apparel

American Apparel is a vertically integrated manufacturer, distributor, and retailer of branded fashion basic apparel based in downtown Los Angeles, California. As of May 31, 2014, American Apparel had approximately 10,000 employees and operated 249 retail stores in 20 countries, including the United States, Canada, Mexico, Brazil, United Kingdom, Ireland, Austria, Belgium, France, Germany, Italy, Netherlands, Spain, Sweden, Switzerland, Australia, Japan, South Korea, and China. American Apparel also operates a global e-commerce site that serves over 60 countries worldwide at http://www.americanapparel.com. In addition, American Apparel operates a leading wholesale business that supplies high quality T-shirts and other casual wear to distributors and screen printers.

About Standard General L.P.

Standard General L.P. is a New York City-based SEC-registered investment advisor that manages event-driven opportunity funds. Standard General was founded in 2007 and primarily manages capital for public and private pension funds, endowments, foundations and high net worth individuals.

This press release, and other statements that the Company may make, may contain forward-looking statements. Forward-looking statements are statements that are not historical facts and are based upon the current beliefs and expectations and are subject to risks and uncertainties which could cause actual results and/or the timing of events to differ materially from those set forth in the forward-looking statements. More detailed information about these and other factors are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. The Company’s filings with the SEC are available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Media Contact:

For American Apparel

Mike Sitrick

Sitrick And Company

310-788-2850

For Standard General

John Dillard

Weber Shandwick

212-445-8052